Exhibit 99.1

Madison Ave. Media Completes Acquisition

BOCA RATON, Fla. - June 8, 2010 - Madison Ave. Media, Inc. (OTCBB: KHZM), formerly Kahzam, Inc., announced today that the Company has completed the acquisition of 100% of the capital stock of ProMark Data and Media Group, LLC, a Florida limited liability company, in a share-for-share transaction. ProMark is a full-service online marketing firm specializing in permission based opt-in e-mail data, Mobile SMS, e-mail append, as well as traditional postal data. The transaction was finalized today according to an announcement by Stephen F. Molinari, the Chairman of ProMark and Chairman of the Board of the Company.

“ProMark Data and Media, Inc.,” Molinari stated, “plays an integral role in the delivery of our many products and services to our customers.  As an advanced digital media company,” Molinari continued, “Madison Ave. Media offers a differentiated and competitive array of marketing technologies and services to clients in multiple industries.”  He concluded, “Our technology and services bring advanced, highly productive marketing, communications and advertising solutions to clients. Those services address the complete digital media value chain, combining the best practices of comprehensive media solutions, accelerated with the power of technology.”

ABOUT Madison Ave. Media

Madison Ave. Media owns and delivers an integrated matrix of business and proprietary digital media resources. Separately or in synergy, these resources generate significant potential revenue and returns. Madison Ave. Media also owns and deploys advanced digital communications, Web, business intelligence and other technologies, directly and on behalf of clients. The multidisciplinary executive and management team includes business experts with the requisite vision, diversity, focus and experience to deliver results for clients and for the Company.

Madison Ave. Media has proven technology and solutions, core assets, plus scalable and proprietary technology. The company is positioned with market ready answers in front of a reachable aggregate budget of over $320B/year. Clients have invested in basic enabling technology, and the audience is equipped with personalized digital devices. Madison Ave. Media crosses the divide - and brings seller and buyer together in an intelligent, personalized and highly scalable manner. Our advanced business intelligence strategy enables us to create the most highly relevant, personalized, content rich, client-targeted campaigns in the industry.

For more information about Madison Ave. Media, Inc., or to arrange an interview with Chairman Stephen Molinari, please contact Ned Barnett at 702-696-1200 or ned@groupmolinari.com.

Contacts
Wall Street Media Relations
Ned Barnett, 702-696-1200